CONSULTING AGREEMENT

This Consulting Agreement (this "Agreement") is entered into as of 2 March, 2012 (the “Effective Date”), by and between Proteonomix, Inc., a Delaware corporation (the "Company"), and Roger Fidler ("Consultant" and together with the Company, the “Parties).

1.	Scope of Services. Consultant will provide legal services within his area of competence as requested by the Company.

2.	Term. Unless terminated earlier as set forth below, this Agreement shall begin on the date hereof and expire on the date that is three (3) years after the Effective Date.

3.	Compensation.

The Company has previously paid Consultant 70,000 shares of the Company’s Class D Preferred Stock (the “Shares”), 35,000 shares thereof for providing certain legal services, and 35,000 shares as an inducement for entering into this agreement. The Shares vested immediately. In addition, in consideration for receiving the Shares, Consultant acknowledges that no other compensation is due for past services.

Selling Restrictions. Consultant shall comply with selling restrictions contained in the United States Securities Laws.

4.	Expenses. The Company shall reimburse the Consultant for all reasonable travel, entertainment and other expenses incurred or paid by the Consultant in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Consultant of documentation, expense statements, vouchers, and/or such other supporting information as the Company may reasonably request.

5.	Independent Contractor Status and Change to Employee. Until such time as the Company has obtained three million (3,000,000) dollars in financing, Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee. Consultant will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for taxes, all of which will be Consultant's responsibility. Consultant agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Consultant will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

Upon receipt by the Company of three million dollars in financing (as measured from January 3, 2012 going forward) of Cash or cash equivalent, then Consultant shall, in addition to the aforementioned stock compensation and other compensation set forth herein after, receive $10,000 a month as an employee of the Company. At such time Consultant shall be entitled to all benefits provided to any or all of the senior executives of the Company. When the total amount of financing obtained by the Company after the date of this Agreement shall reach five million ($5,000,000) dollars, then employee salary shall be increased to $20,000 per month. When the salary is increased to said $20,000 per month, then the employee shall use his best efforts consistent with Rules of Professional Responsibility to reduce the amount of legal work Consultant is performing for his then existing clients will the goal to devote a minimum of thirty-five (35) hours per week to the business of the Company in the position as General Counsel.

6.	Benefits. Notwithstanding the previous section, to the extent permitted by applicable law, Consultant shall be eligible to participate in such life, health, and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits as the Company extends, as a matter of policy, to executives of the Company.

7.	Termination. Consultant may terminate this Agreement without cause on thirty days written notice to the other Party. For purposes of Section 5 above, the following will define “termination with cause”:

a.	By Company. Company will be deemed to have terminated this Agreement with cause if: (i) Consultant is in material breach of any clause of this Agreement, or (ii) fails to perform his duties and responsibilities under this Agreement (or is unable to do so), but no such termination may result from the refusal of Consultant to perform acts inconsistent with the Rules of Professional Responsibility or similar codes which by virtue of Consultant’s membership in the bars of the States of New York and New Jersey to which Consultant is obliged to abide.

b.	By Consultant. Consultant will be deemed to have terminated this Agreement with cause if: (i) the Company assigns to the Consultant duties or responsibilities inconsistent with Consultant’s scope of services, (ii) the Company’s failure to pay Consultant the Shares (including the failure to convert Shares into common shares of the Company) or any other benefits to which Consultant is entitled, (iii) the change in control of the Company or the sale of a majority of the assets of the Company, or (iv) the Company’s breach of any of its other obligations under this Agreement.

8.	Indemnification. The Company will indemnify Consultant, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Consultant, including the cost of legal counsel selected and retained by Consultant in connection with any action, suit or proceeding to which Consultant may be made a Party by reason of Consultant’s services on behalf of the Company or any subsidiary or affiliate of the Company. The Company agrees to pay to Consultant in advance of the final disposition of any proceeding all such amounts incurred or suffered.

9.	Confidentiality. Consultant acknowledges that, during the course of performing his services hereunder, the Company will be disclosing information to Consultant related to inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively "Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive; dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company. Consultant agrees to protect the Confidential Information subject to the following:

a.	Consultant acknowledges that the Confidential Information will be used by Consultant only in connection with consulting activities hereunder, and will not be used for any other purpose.

b.	Consultant will not to disclose, or transfer, use of any purpose other than as provided herein, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. Consultant will treat all such information as confidential and proprietary property of the Company.

c.	The term "Confidential Information" does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the relevant party's possession prior to being furnished to such party, or (iii) becomes available to the relevant party on a non-confidential basis.

d.	Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

e.	Upon termination of this Agreement, Consultant will promptly return to the Company all information and materials of the Company, and materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to Consultant or produced by Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 11 for a period of three years after the termination of this Agreement.

10.	Miscellaneous

a.	Use of Name. It is understood that the name of Consultant may appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company's business.

b.	No Conflict: Valid and Binding. Consultant represents that neither the execution of this Agreement nor the performance of Consultant's obligations under this Agreement will result in a violation or breach of any other agreement by which Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

c.	Notices. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given upon receipt by personal delivery, United States Postal Service registered mail or with a delivery confirmation, or by an international overnight courier to the address set forth in the preamble to this Agreement or to other such address as may have been designated by the Company or Consultant by notice to the other given as provided herein.

d.	Successors and Assigns. Due to the personal nature of the services to be rendered by Consultant, Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs of Consultant and the, assigns and successors of the respective Parties.

e.	Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

f.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

g.	Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

h.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

i.	Arbitration and Equitable Relief. Any dispute arising out of this Agreement shall be settled by arbitration held in the State of New Jersey, in accordance with the rules of the American Arbitration Association. The arbitrator may grant injunctions or other equitable relief. The arbitrator's decision shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction. Company and Consultant shall each pay 50% of the costs of arbitration and shall each separately pay its respective counsel fees and expenses.

j.	Waiver. No delays or omission by the Company or Consultant in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company or Consultant on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

k.	Captions. The captions appearing in this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

l.	Severability. In case any provision of this Agreement shall be held by a court or arbitrator with jurisdiction over the Parties to this Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

m.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PROTEONOMIX, INC.

By: /s/ Michael Cohen

Name: Michael Cohen

Title: Chief Executive Officer

CONSULTANT

By: /s/ Roger Fidler

Name: Roger Fidler